Exhibit 99.1

March 25, 2019
Dear ACCO Brands Shareholder:
Over the past several years, we have made great progress in transforming ACCO Brands Corporation from a predominantly North American office products company to a global enterprise focused on consumer-demanded brands and products with a diversified customer base. Our 2017 purchase of the Esselte business in Europe continues to make positive contributions to revenue and profits, and we further expanded in Mexico with the acquisition of the Barrilito® brands of school and consumer products in 2018. During this same period, we have complemented these accretive acquisitions with ongoing cost reductions and productivity improvement initiatives, and grown operating cash flow, returning some of this cash to our shareholders by initiating a share repurchase program in 2014 and a quarterly dividend in 2018. In total we returned $216 million to shareholders over the last 4 ½ years, including $100 million in 2018.
Our financial results were mixed for 2018. Net sales decreased modestly to $1.94 billion from $1.95 billion in 2017, as growth from acquisitions was offset by lower sales and foreign exchange. Sales declines in the U.S., Australia and legacy ACCO Brands Mexico businesses were partially offset by growth in EMEA, Brazil and Canada. Net income in 2018 was $106.7 million, or $1.00 per share, compared to $131.7 million, or $1.19 per share, in the prior year. The decline in net income was primarily due to the non-repeat of a one-time tax benefit, as well as lower sales and profit in the U.S.
The headwinds in our U.S. business were the largest contributor to the degradation in our financial performance, which was disappointing to me and to our management team. From 2014 through 2017, profits improved in the U.S. every year, despite the erosion of sales in the consolidating office superstore channel. In 2018, a new dynamic emerged - the two dominant office wholesalers were planning to merge, but one of them subsequently became the target of an acquisition by an office superstore. During this period, which extended from April to the end of the year, the wholesalers drastically drew down their inventories and reduced their purchases from ACCO Brands and other suppliers. U.S. sales declined 7% in 2018, with approximately 4% of that the result of these events. Absent the turmoil in this channel, our U.S. sales decline would have been approximately 3%, consistent with the range that we have seen in recent years.
In addition, we saw major increases in raw materials and logistics costs in the U.S. beginning in the spring of 2018, with paper, steel, transportation, and fuel up double digits from 2017 levels. We also began to experience a progressive increase in tariffs on Chinese imports that continued through the year. In total, inflation and tariffs added approximately $15 million to our costs for the year.
We have reacted aggressively to these challenges with two price increases in late 2018 and early 2019, as well as additional cost reductions in the U.S., and believe, as a result of these and other actions, we will see profitability improvements in 2019.
We are confident that we have the right strategy for our company. We will continue to reorient our business toward faster-growing product categories and geographies, stronger brands, and complementary channels, both organically and through acquisitions. We will continue to drive aggressive productivity initiatives and scale our costs with revenues as appropriate. And we will continue to use our cash flow in a balanced way to reposition our business and reward our shareholders. I look forward to reporting on our continuing success in the months and years to come, and I appreciate your continuing support as a shareholder of ACCO Brands Corporation.
Sincerely,
/s/ Boris Elisman
Boris Elisman
Chairman, President and Chief Executive Officer

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